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                                                                    EXHIBIT 10.4


                      [Letterhead of PCSupport.com, Inc.]






                              Term Sheet between
                   PCsupport.com, Inc. ("PCSP", "Borrower")
                                      and
                        Mike Lee and Associates ("MLA")

Term Convertible Debt Facility.

All dollar amounts are referenced in US dollars.

Issuer:        PCsupport.com, Inc.

MLA:           Mike Lee and Associates, domiciled at 14 Woodbridge Road,
               Hingham, MA, 02043.

Issue: US$1,000,000 Term Convertible Debt Facility. Debt is convertible, together with interest accrued and unpaid, into Common Shares of PCSP at a price of $2.00 per Common Share. This conversion will occur anytime at Lender's discretion, or at Borrower's discretion anytime after 60 days after the date of signing of the contract. Such Common Shares to be registered as contemplated below.

Lender: Accredited Investors designated by MLA. Accredited Investors are defined in Exhibit A.

Interest:      This Debt Facility shall bear interest at a rate of 10% per annum. Interest to accrue until Debt Facility is converted into Common Shares.

Drawdown:      At Borrower's request.

Security:      Convertible Debt Facility to be secured by General Security
               Agreement on the assets of PCSP (including, but not limited to PCSP's URLs).

Prepayment:    No prepayment feature.

Fee: MLA shall receive 1,000,000 'A' warrants and 5 00,000 'B' warrants, each set of warrants will have a two-year term. Each 'A' warrant entities the holder to acquire one Common Share of PCSP at a price of $1.25 in the first year and $1.75 in the second year. Each 'B' warrant entitles the holder to acquire one Common Share of PCSP at a price of $2.00 in the first year and $2.50 in the second year. Prior to the Closing Date, MLA will advise PCSP of the specific individuals or entities who are to
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                        receive such warrants. Immediately upon Closing, PCSP
                        will issue such warrants in accordance with such advice. MLA may not exercise the warrants for a period of 90 days after the date of closing. The warrants will be transferable at the option of the holder to accredited investors.

Advisory Services:      MLA will use best efforts to introduce PCSP to
                        significant retail, institutional, financial analyst and nationally recognized investment banking opportunities and provide general business advice. All reasonable business-related expenses towards these introductions will be paid by PCSP. Expenses greater than $1500 must receive prior approval. The 'A' and 'B' warrants will constitute the entire fee to MLA for such advisory services until the time that PCSP is launched on the NASDAQ Small Cap or National Markets exchange with significant retail, institutional, analyst and nationally-recognized investment banker support. At such time, the parties will determine the future services to be provided by MLA to PCSP, if any, and the compensation for such future services.

Registration:           PCSP commits, upon funding of the Convertible Debt
                        Facility, to immediately prepare and file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 as amended, to register all of PCSP's Common Shares issuable upon exercise of the 'A' and 'B' warrants, and all other shares issuable upon conversion of the Convertible Debt
                        Facility, together with all other shares, options and warrants which enjoy piggy-back registration rights or which PCSP wishes to register at this time. The likely format will be a Form SB-2. PCSP will maintain the registration statement current for a period of two years from the data of Closing of this transaction.

Term: This Debt Facility shall have a term ("Term") of 120 days. If at 60 days after the date of signing of the contract, PCSP has not secured additional financing with gross aggregate proceeds of at least US$2,000,000, MLA agrees to, upon notification from PCSP, use best efforts to provide financing for PCSP before the end of the Term on terms approximately as follows: at least 1 million Common Shares at a share price of at least $2.00 with one-half warrant exercisable for one year at $2.00 per share, with similar registration rights as contemplated herein.

Acceptance:             Signatures by facsimile will be acceptable to both
                        parties until original signed copies are in the possession of both parties.
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AGREED:


/s/ David W. Rowat
--------------------------------
PCsupport.com, Inc.


/s/ Michael Lee
--------------------------------
Mike Lee and Assoc.



 2-24-2000
--------------------------------
Date
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                                   EXHIBIT A
                       Definition of Accredited Investor

          An "accredited investor" means:

          (i) a natural person who either (a) has (along with his/her spouse) a net worth which exceeds $1,000,000 at the time of the purchase or (b) has had an individual income in excess of $200,000 (or a joint income with his/her spouse which exceeds $300,000) for each of the two most recent years and has a reasonable expectation of reaching the same income level (or joint income level) in the current year;

          (ii) any bank or savings and loan association acting in its individual or fiduciary capacity, any registered broker-dealer, insurance company, registered investment company, business development company, small business investment company or employee benefit plan (a) if the investment decision is made by a fiduciary which is a bank, savings and loan association, insurance company or registered investment advisor or (b) if the plan has total assets in excess of $5,000,000 or (c) if a self-directed plan, the investment decisions are made solely by persons that are accredited investors;

          (iii) any private business development company;

          (iv) any organization under section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

          (v) any trust with assets in excess of $5,000,000 not formed for the specific purpose of buying the securities offered, whose purchase is directed by a "sophisticated person";

          (vi)  any director or executive officer of the issuer; or

          (vii) any entity in which all equity owners are accredited investors.